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                                                                EXHIBIT 23-1



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-3 of MCN Energy Group Inc. (the "Corporation"), of our reports dated February 7, 1997 (which expressed an unqualified opinion and included an explanatory paragraph relating to the Corporation's adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"), appearing in and incorporated by reference in the Annual Report on Form 10-K of the Corporation for the year ended December 31, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Deloitte & Touche LLP

January 30, 1998
Detroit, Michigan